Exhibit 99.1

Accenture Names Julie Spellman Sweet Group Chief Executive—North America, Succeeding Stephen J. Rohleder;

Chad Jerdee Named General Counsel & Chief Compliance Officer and Joel Unruch Named Corporate Secretary

NEW YORK; May 4, 2015 – Accenture (NYSE: ACN) today announced the appointment of Julie Spellman Sweet as group chief executive—North America, succeeding Stephen J. Rohleder, who will retire from Accenture on Aug. 31, 2015. The company named Chad Jerdee as General Counsel & Chief Compliance Officer and Joel Unruch as Corporate Secretary. These changes are effective June 1, 2015.

Ms. Sweet, 47, is Accenture’s General Counsel, Secretary & Chief Compliance Officer, with responsibility for leading the company’s Legal organization; serving as principal counsel to senior leadership and the board of directors; and managing the company’s legal and regulatory compliance programs. Prior to joining Accenture in 2010, Ms. Sweet was a partner for 10 years in the Corporate department of the law firm of Cravath, Swaine & Moore LLP. In her new role, Ms. Sweet will lead Accenture’s business in North America. She will continue to be a member of Accenture’s Global Management Committee.

Mr. Jerdee, 47, is Deputy General Counsel—Sales & Delivery, with responsibility for leading global legal support for Accenture’s client-facing business, including its sales, solution development and client delivery teams. During his 18 years with Accenture, Mr. Jerdee has held a variety of leadership positions in the company’s Legal organization, working on large, complex transactions and developing contract and compliance standards. In his new role as General Counsel & Chief Compliance Officer, Mr. Jerdee will join the company’s Global Management Committee.

Mr. Unruch, 37, who is currently Associate General Counsel—M&A, Governance and Corporate Matters, will take on the additional role of Corporate Secretary, serving as an advisor to the board on corporate governance and leading securities compliance. Before joining Accenture in May 2011, Mr. Unruch was corporate counsel at Amazon.com and an associate at Cravath, Swaine & Moore LLP. Mr. Unruch will report to Mr. Jerdee.

“Since joining Accenture in 2010, Julie has distinguished herself as a key member of our senior leadership team,” said Pierre Nanterme, chairman and CEO. “She has made a significant contribution to our business strategy and our investment strategy, as well as to our Capital Committee, and has demonstrated a strong commitment to our clients and our people. Julie brings to her new role a wide breadth of international experience from her more than 20 years as a business leader and a practice builder.

“Chad will be a great addition to our senior leadership team. He brings to the role of General Counsel & Chief Compliance Officer a proven track record across all aspects of our legal function, as well as strong leadership capabilities as a trusted advisor to key leaders across the different parts of our business.

“Joel brings strong expertise to his expanded role as Corporate Secretary, and we look forward to his continued guidance on important corporate governance matters.

“I want to thank Steve for his significant contributions to Accenture during his 34 years with our company. Steve has devoted his career to exceptional client service and has been a senior leader in our organization for many years. Prior to his current role, Steve was group chief executive of our Health &

Public Service operating group, driving significant growth in this business. Earlier, Steve served as Accenture’s chief operating officer for five years, playing a critical role in the execution of our business strategy. Over the years, I have had the pleasure and privilege of working with Steve, and I wish him all the best in the future.”

About Accenture
Accenture is a global management consulting, technology services and outsourcing company, with more than 323,000 people serving clients in more than 120 countries.  Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments.  The company generated net revenues of US$30.0 billion for the fiscal year ended Aug. 31, 2014.  Its home page is www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com